Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Charles A. Nekvasil Director, Public and Investor Relations
847-405-2515 – CNekvasil@cfindustries.com

CF Industries Holdings, Inc. Reports Record Net Earnings of $288.6 Million, or $5.02 Per Diluted Common Share, for Second Quarter of 2008

Significantly Higher Selling Prices for Nitrogen and Phosphate Fertilizer Drove Strong Increase in Net Sales and Net Earnings Versus Year-Earlier Quarter

Second Quarter Highlights:

•                  Net sales rose to best-ever $1.16 billion, up 37 percent from second quarter 2007, as substantial price increases for all products more than offset volume impact of adverse weather conditions in U.S. Midwest

•                  Operating earnings totaled $452.1 million, up from $159.4 million in year-earlier quarter

•                  Net earnings totaled a record $288.6 million, or $5.02 per diluted share, compared to $93.6 million, or $1.65 per diluted share, in second quarter 2007

•                  Second quarter results included $83.2 million in non-cash, pre-tax unrealized gains, or $0.92 per diluted share on an after-tax basis, from mark-to-market adjustments on natural gas derivatives.  In the year-earlier quarter, CF Industries reported $36.3 million in non-cash, pre-tax unrealized losses, or $0.41 per diluted share on an after-tax basis, from mark-to-market adjustments

First Half Highlights:

•                  First half net sales rose to $1.83 billion, up 38 percent from $1.32 billion in 2007

•                  Operating earnings totaled $703.7 million, more than double the $249.5 million in 2007

•                  Net earnings totaled $447.4 million, or $7.79 per diluted share, nearly triple both net earnings of $150.8 million and earnings per diluted share of $2.67 in first half 2007

•                  First half results included $152.8 million in non-cash, pre-tax unrealized gains, or $1.70 per diluted share on an after-tax basis, from mark-to-market adjustments on natural gas derivatives.  For the first half of 2007, CF Industries reported $2.2 million in non-cash, pre-tax unrealized gains, or $0.02 per diluted share on an after-tax basis, from mark-to-market adjustments

Developments and Outlook:

•                  In July 2008, company signed term sheet for natural gas supply, a milestone in development of planned state-of-the-art nitrogen complex in Perú

•                  Tight global supply/demand balance and robust prices for major crops point to strong fertilizer demand for fall 2008 and spring 2009 application

Deerfield, Illinois – (Business Wire) – July 28, 2008: CF Industries Holdings, Inc. (NYSE: CF) today reported record net earnings of $288.6 million, or $5.02 per diluted common share, for the second quarter of 2008.  The results are three times its earnings in the second quarter of 2007, when the company earned $93.6 million, or $1.65 per diluted share.  Net earnings for the first half totaled $447.4 million, or $7.79 per diluted share, nearly triple 2007 first half results.

Second Quarter Comparisons

Net sales for the quarter totaled $1.16 billion, a 37 percent increase over second quarter 2007 levels.  The sales, best-ever in any quarter and the company’s first billion dollar quarter, were primarily the result of significantly higher prices for all products.  Gross margin totaled $469.9 million, up substantially from $177.6 million in the year-earlier quarter.

“CF Industries’ record performance in the second quarter reflects the strong fundamentals in today’s agricultural markets, as well as our ability to execute the company’s business plans to meet customer needs,” explained Stephen R. Wilson, chairman and chief executive officer of CF Industries Holdings, Inc.

“The cold, wet spring resulted in lower volumes in our nitrogen and phosphate businesses.  However, that impact was more than offset by record high prices for all major fertilizer products, which helped us achieve our first-ever billion dollar sales quarter,” Wilson added.

In nitrogen, the modest volume decline was the result of spring weather conditions, reduced corn acreage, and a decision to reduce the sale of low-margin purchased urea ammonium nitrate solution (UAN).  Phosphate volumes were affected by the weather and timing of export shipments.

The quarter-on-quarter net earnings comparison reflects the impact of unrealized gains and losses on natural gas derivatives.  Second quarter 2008 net earnings included a non-cash, pre-tax gain of $83.2 million on natural gas derivatives, or $0.92 per diluted share on an after-tax basis.  Second quarter 2007 net earnings included a non-cash, pre-tax loss of $36.3 million on natural gas derivatives, or $0.41 per diluted share on an after-tax basis.

First Half Comparisons

First half net sales totaled $1.83 billion, a 38 percent increase over the $1.32 billion in 2007’s first half.  Volumes were down in the company’s nitrogen and phosphate businesses by 8 percent and 5 percent respectively, but substantially higher prices for all products helped generate the sizeable sales increase.

Gross margin for the half totaled $741.1 million, more than double the $282.7 million reported for 2007’s first half.

Net earnings totaled $447.4 million, or $7.79 per diluted share, significantly higher than the $150.8 million and $2.67, respectively, earned in the year-earlier half.  First half comparisons were affected by the impact of unrealized gains on natural gas derivatives.  First half 2008 net earnings included a non-cash, pre-tax gain of $152.8 million, or $1.70 per diluted share on an after-tax basis.  First half 2007 earnings included a non-cash, pre-tax gain of $2.2 million, or $0.02 per diluted share on an after-tax basis.

Nitrogen Fertilizer Business

Significant increases in average selling prices for all of the company’s nitrogen products more than compensated for increased natural gas costs and lower volumes, driving sharply higher net sales and gross margin compared to the second quarter of 2007.

Nitrogen net sales totaled $848.6 million, up 26 percent from $671.5 million in second quarter 2007.  During the 2008 quarter, CF Industries sold 2.12 million tons of nitrogen fertilizer, down 5 percent from the 2.24 million tons sold in the year-earlier period.  The cold, wet spring delayed plantings and limited farmers’ ability to apply fertilizer.  Second quarter 2008 nitrogen volumes also reflected the company’s decision to reduce sales of low-margin purchased UAN.

Gross margin totaled $362.0 million, almost three times the $122.8 million in second quarter 2007.  Second quarter 2008 nitrogen gross margin, including the segment’s mark-to-market gain, was 42.7 percent of sales, compared to 18.3 percent in the year-earlier quarter.

Average selling prices for all nitrogen products increased from both the year-earlier quarter and the first quarter of 2008.  For ammonia, the average selling price was $513 per ton, up from $390 in second quarter 2007 and $428 in the first quarter of 2008.  For urea, average selling price was $417 per ton, up from $331 in the year-earlier quarter and $387 in 2008’s first quarter.  For UAN, the average selling price was $313 per ton, up from $206 in the year-earlier quarter and $285 in first quarter 2008.

“China’s imposition of a substantial increase in their tax on fertilizer exports during the quarter clearly helped tighten the market for nitrogen, especially for urea,” Wilson noted.  The benefit of substantially higher nitrogen selling prices was partially offset by higher purchased product costs and higher realized natural gas costs.

During the quarter, the company’s Donaldsonville, Louisiana and Medicine Hat, Alberta nitrogen complexes operated at 95 percent of capacity.  Both complexes completed scheduled maintenance outages during the period.

“We delivered substantially stronger performance in our nitrogen business compared to the second quarter of 2007.  Our decision to sell a significant portion of our nitrogen production on a forward basis and lock in the associated natural gas costs permitted us to achieve attractive margins in a period of rising natural gas costs,” Wilson noted.

Nitrogen sales under the company’s Forward Pricing Program (FPP) totaled 1.52 million tons during the quarter, accounting for 72 percent of segment sales volume.  In second quarter 2007, FPP sales represented 70 percent of nitrogen volume.

Phosphate Fertilizer Business

The company’s phosphate fertilizer business also reported substantial increases in net sales and gross margin compared to the year-earlier quarter.

Net sales of phosphate totaled $312.4 million, up 76 percent from the $177.4 million reported for second quarter 2007.  Volume was 456,000 tons, down from 510,000 tons in the year-earlier quarter.  Volume in domestic markets approximated last year’s level, despite the reduction in corn acreage.  However, export volume fell by 55,000 tons, due in part to timing of shipments to customers in India, Brazil, and other Southern Hemisphere markets.

Gross margin on phosphate sales totaled $107.9 million, almost double the $54.8 million in second quarter 2007.  Gross margin was 34.5 percent of second quarter phosphate sales, up from 30.9 percent in second quarter 2007.  Gross margin also improved sequentially from 32.1 percent in 2008’s first quarter, despite a second quarter increase of approximately $200 per ton in the cost of sulfur, a key component in phosphate fertilizer production.

Average selling prices for phosphate products increased significantly during the quarter, up from both year-earlier and first quarter 2008 levels.  For diammonium phosphate (DAP), prices averaged $696 per ton, up from $349 in the year-earlier quarter and $493 in the first quarter of 2008.  For monoammonium phosphate (MAP), prices averaged $629 per ton, up from $341 in the year-earlier quarter and $467 in first quarter 2008.

The company’s Plant City, Florida Phosphate Complex operated at 97 percent of capacity during the quarter.

Phosphate sales under the company’s FPP totaled 330,000 tons during the quarter, accounting for 72 percent of segment sales volume.  In the second quarter of 2007, FPP sales represented 43 percent of phosphate volume.

“The global supply/demand balance for phosphate, already tight going into the second quarter, tightened further when China increased its tax on fertilizer exports.  There are published reports that recent earthquakes may have damaged a portion of China’s phosphate production capacity, which could further limit global supply,” Wilson pointed out.

Liquidity and Financial Position

At June 30, 2008, the company’s cash, cash equivalents, and short-term investments totaled approximately $1.04 billion.  In addition, CF Industries held investments in auction rate securities at June 30, 2008 that were valued at $221.1 million, resulting in total cash and investments of more than $1.26 billion. This compares to total investments in cash, cash equivalents, short-term investments, and auction rate securities at June 30, 2007, of $565.6 million.

The net unrealized holding loss on the company’s auction rate securities increased by $2.2 million in the second quarter to $10.8 million due to an increase in credit spreads on these instruments compared to U.S. Treasury securities.  This unrealized holding loss, which is currently viewed as a temporary impairment in value, is included in accumulated other comprehensive income.  During the second quarter, $36.6 million of the company’s investment in auction rate securities was redeemed by the issuers or sold at par value.

The company presently intends to hold its remaining auction rate securities until market liquidity returns.

Dividend Payment

On July 23, 2008, the company’s Board of Directors declared the regular quarterly dividend of $0.10 per common share.  The dividend will be paid on September 2, 2008 to stockholders of record on August 15, 2008.

Safety Performance

CF Industries completed the second quarter with no lost-time accidents at any of its facilities.

“A strong commitment to safety is critical in its own right, but safety on the job goes hand in hand with superior operational readiness,” Wilson commented.

Strategic Update

In July of 2008, CF Industries Holdings, Inc. and the Block 88 Contractor Companies (B88CC) reached agreement on a natural gas term sheet.  The B88CC is developing Perú’s Camisea gas fields, which would provide the feedstock for a world-scale nitrogen fertilizer complex that CF Industries has proposed building in that nation.

“The signing of the term sheet represents an important step in our initiative to develop the first major nitrogen fertilizer complex in Perú, which is a significant element in CF Industries’ strategy to grow and to broaden our participation in the global fertilizer industry,” Wilson noted.

CF Industries and the B88CC consortium plan to complete the definitive gas supply agreement for the proposed complex by year end. The company has also begun work with Technip, a leading international engineering and project management firm, on preliminary engineering for the proposed complex.  CF Industries is also working with the Perúvian government and others to evaluate potential sites, develop needed infrastructure for the complex, and advance market development efforts.

Construction of the complex is subject to various approvals by Perúvian regulatory agencies and, for CF Industries, completion of necessary engineering, development, and financing, as well as Board of Directors and other approvals.

Outlook

“It’s important to view this spring season – and the outlook for the fertilizer industry – in the context of the global supply/demand balance for grains, especially corn,” CF Industries’ Wilson explained.

“We entered the spring with low global grain inventories and strong worldwide demand for corn, soybeans, and wheat.  Demand pushed crop prices to record or near-record levels, encouraging farmers to maximize yields to capitalize on the opportunity,” he added.

Unfortunately, the cold, wet spring and flooding delayed planting or required replanting throughout large portions of the Corn Belt.  It also limited the application of pre-plant and side-dress ammonia, used to maximize yield on corn.

“As a result, the latest U.S. Department of Agriculture (USDA) projections suggest that reduced corn production, coupled with continued strong demand, could force ending inventory for corn down to near-record lows at the end of the 2008 marketing year.  In that case, U.S. corn acreage could rebound sharply next year, perhaps exceeding the 93.6 million acres planted in 2007,” Wilson suggested.

Fertilizer producers should begin seeing the positive effects of that acreage increase during this year’s third and fourth quarters, as customers are expected to restock inventories in anticipation of a robust fall application season.

 “One illustration of the market’s strength is the fact that the recent upturn in urea prices took place with India, a major consumer, largely out of the market.  India, Latin America, and Western Europe now have begun to come into the market more actively.  This development – coupled with large U.S. fertilizer import requirements – could create strong fundamentals for fertilizer pricing this fall,” Wilson added.

Wilson noted, however, that while demand for this fall and the spring of 2009 appears strong, there are issues facing domestic producers, including uncertainty regarding export tax levels in China and the cost of sulfur.  He also noted that the impact of fertilizer prices on demand and U.S. ethanol policy bear watching.

“Today’s debate on ethanol is healthy.  However, while alternatives to corn-based ethanol may emerge in years to come, existing renewable fuels capacity plays a critical role in meeting this nation’s energy needs, and we believe it will remain viable,” he explained.

The CF Industries executive also addressed questions about the potential impact of today’s fertilizer price levels on farmers.

“Current high crop prices encourage farmers to maximize acreage and yield, and that means optimizing their use of fertilizer, here and around the world.  Prices have responded to the tight global supply/demand balance.  Fortunately, increases in crop prices have so far outpaced increases in fertilizer prices, so crop economics remain positive for farmers.”

“We’re optimistic, then, going into the fall season,” Wilson commented.  However, as he pointed out, weather can always limit farmers’ – and fertilizer manufacturers’ – ability to capitalize on the robust marketplace.

FPP Update

As of July 24, 2008, FPP bookings for the remainder of 2008 stood at 2.7 million tons, compared to 2.1 million tons at the comparable point last year.

Conference Call

CF Industries will hold a conference call to discuss first quarter results at 10:00 a.m. ET on Tuesday, July 29, 2008.  Investors can access the call through the Investor Relations section of the company’s Web site (www.cfindustries.com), as well as find call-in information there.

Company Information

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, is the holding company for the operations of CF Industries, Inc.  CF Industries, Inc. is a major producer and distributor of nitrogen and phosphate fertilizer products.  CF Industries operates world-scale nitrogen fertilizer plants in Donaldsonville, Louisiana and Medicine Hat, Alberta, Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes fertilizer products through a system of terminals, warehouses, and associated transportation equipment located primarily in the midwestern United States.  The company also owns a 50 percent interest in KEYTRADE AG, a global fertilizer trading organization headquartered near Zurich, Switzerland.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  Management believes that certain non-GAAP financial measures provide additional meaningful information regarding the company’s performance, liquidity, financial strength and capital structure.  The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP.  In addition, because not all companies use identical calculations, the non-GAAP financial measures included in this earnings release may not be comparable to similarly titled measures of other companies.  Reconciliations of the non-GAAP financial measures to GAAP are provided in tables accompanying this news release.

Safe Harbor Statement

Certain statements contained in this presentation may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this presentation, other than those relating to historical information or current condition, are forward-looking statements.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  These risks and uncertainties include: the relatively expensive and volatile cost of North American natural gas; the cyclical nature of our business; changes in global fertilizer supply and demand and its impact on markets and selling prices; the nature of our products as global commodities; intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; weather conditions; our inability to accurately predict seasonal demand for our products; the concentration of our sales with certain large customers; the impact of changing market conditions on our forward pricing program; the reliance of our operations on a limited number of key facilities; the significant risks and hazards against which we may not be fully insured; reliance on third party transportation providers; unanticipated adverse consequences related to the expansion of our business; our inability to expand our business, including the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our inability to obtain or maintain required permits and governmental approvals; acts of terrorism; difficulties in securing the supply and delivery of raw materials we use and increases in their costs; losses on our investments in securities; loss of key members of management and professional staff; and the other risks and uncertainties included from time to time in our filings with the Securities and Exchange Commission.  We undertake no obligation to update or revise any forward-looking statements.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RESULTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(in millions, except per share amounts)
Net sales	$1,161.0	$848.9	$1,828.3	$1,321.3
Cost of sales	691.1	671.3	1,087.2	1,038.6
Gross margin	469.9	177.6	741.1	282.7
Selling, general and administrative	18.1	17.5	36.3	31.2
Other operating - net	(0.3)	0.7	1.1	2.0
Operating earnings	452.1	159.4	703.7	249.5
Interest income - net	(6.2)	(4.7)	(14.3)	(8.1)
Minority interest	19.1	19.6	37.6	26.6
Other non-operating - net	(2.1)	(0.4)	(4.8)	(0.9)
Earnings before income taxes and equity in earnings of unconsolidated affiliates	441.3	144.9	685.2	231.9
Income tax provision	159.9	51.3	246.7	81.1
Equity in earnings of unconsolidated affiliates - net of taxes	7.2	—	8.9	—
Net earnings	$288.6	$93.6	$447.4	$150.8

Net earnings per share
Basic	$5.13	$1.69	$7.96	$2.73

Diluted	$5.02	$1.65	$7.79	$2.67

Weighted average common shares outstanding
Basic	56.2	55.4	56.2	55.3

Diluted	57.5	56.6	57.5	56.4

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARIZED BALANCE SHEETS

	June 30,	December 31,	June 30,
	2008	2007	2007
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$805.8	$366.5	$59.6
Short-term investments	238.7	494.5	506.0
Accounts receivable	175.3	148.7	158.0
Inventories	368.8	231.7	180.1
Assets held for sale	0.6	6.7	6.0
Other	181.6	31.0	13.6
Total current assets	1,770.8	1,279.1	923.3
Property, plant and equipment - net	649.3	623.6	596.0
Goodwill	0.9	0.9	0.9
Asset retirement obligation escrow account	28.5	21.9	21.4
Investments in and advances to unconsolidated affiliates	54.3	41.6	—
Investments in auction rate securities	221.1	—	—
Other assets	42.4	45.4	46.3

Total assets	$2,767.3	$2,012.5	$1,587.9

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$279.4	$210.4	$182.0
Income taxes payable	102.8	2.6	37.6
Customer advances	413.4	305.8	167.7
Deferred income taxes	87.2	30.7	4.8
Distributions payable to minority interest	28.1	57.6	—
Other	3.2	22.2	37.3
Total current liabilities	914.1	629.3	429.4
Notes payable	4.8	4.9	4.6
Deferred income taxes	12.2	32.1	17.6
Other noncurrent liabilities	147.7	141.9	159.2
Minority interest	53.8	17.3	43.3
Stockholders’ equity	1,634.7	1,187.0	933.8

Total liabilities and stockholders’ equity	$2,767.3	$2,012.5	$1,587.9

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(in millions)
Operating Activities:
Net earnings	$288.6	$93.6	$447.4	$150.8
Adjustments to reconcile net earnings to net cash provided by operating activities
Minority interest	19.1	19.6	37.6	26.6
Depreciation, depletion and amortization	25.6	20.4	51.4	40.5
Deferred income taxes	25.3	4.3	39.7	12.3
Stock compensation expense	2.2	2.2	4.5	4.1
Excess tax benefit from stock-based compensation	(5.5)	(2.4)	(10.2)	(3.4)
Unrealized (gain) loss on derivatives	(83.2)	36.3	(152.8)	(2.2)
Equity in earnings of unconsolidated affiliates - net of taxes	(7.2)	—	(8.9)	—
Changes in:
Accounts receivable	(20.9)	(33.5)	(28.2)	(36.9)
Margin deposits	(2.5)	2.0	(3.4)	4.7
Inventories	75.9	124.4	(137.4)	(2.9)
Prepaid product and expenses	(27.4)	(2.0)	(8.1)	(0.5)
Accrued income taxes	44.3	22.3	111.3	40.5
Accounts payable and accrued expenses	25.8	(21.7)	70.5	(0.6)
Product exchanges - net	(0.8)	2.4	(4.9)	0.8
Customer advances - net	(140.4)	(157.3)	107.6	65.0
Other - net	0.4	0.5	0.4	3.4
Net cash provided by operating activities	219.3	111.1	516.5	302.2
Investing Activities:
Additions to property, plant and equipment	(38.8)	(18.5)	(72.8)	(39.5)
Proceeds from the sale of property, plant and equipment	2.4	—	2.5	0.1
Purchases of investment securities	(238.7)	(203.8)	(354.7)	(480.6)
Sales and maturities of investment securities	36.6	160.8	378.6	274.7
Deposit to asset retirement obligation escrow account	—	—	(6.2)	(9.4)
Other - net	—	0.1	1.2	1.2
Net cash used in investing activities	(238.5)	(61.4)	(51.4)	(253.5)
Financing Activities:
Dividends paid on common stock	(5.7)	(1.1)	(11.3)	(2.2)
Distributions to minority interest	(28.4)	(30.0)	(28.4)	(30.0)
Issuances of common stock under employee stock plans	1.9	4.7	4.0	8.0
Excess tax benefit from stock-based compensation	5.5	2.4	10.2	3.4
Net cash used in financing activities	(26.7)	(24.0)	(25.5)	(20.8)
Effect of exchange rate changes on cash and cash equivalents	(0.3)	6.1	(0.3)	6.3
Increase (decrease) in cash and cash equivalents	(46.2)	31.8	439.3	34.2
Cash and cash equivalents at beginning of period	852.0	27.8	366.5	25.4
Cash and cash equivalents at end of period	$805.8	$59.6	$805.8	$59.6

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SEGMENT DATA

NITROGEN FERTILIZER BUSINESS

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(in millions, except as noted)
Net sales	$848.6	$671.5	$1,286.4	$1,022.4
Cost of sales	486.6	548.7	726.9	808.9
Gross margin	$362.0	$122.8	$559.5	$213.5

Gross margin percentage	42.7%	18.3%	43.5%	20.9%

Tons of product sold (in thousands)	2,118	2,237	3,384	3,666

Sales volumes by product (tons in thousands)
Ammonia	531	679	606	800
Urea	804	719	1,454	1,385
UAN	758	805	1,297	1,444
Other nitrogen fertilizers	25	34	27	37

Average selling prices (dollars per ton)
Ammonia	$513	$390	$502	$376
Urea	417	331	404	313
UAN	313	206	301	197

Cost of natural gas (dollars per MMBtu) (1)
Donaldsonville	$8.83	$7.61	$8.62	$7.59
Medicine Hat	8.77	6.52	8.26	6.43

Average daily market price of natural gas (dollars per MMBtu)
Henry Hub (Louisiana)	$11.32	$7.53	$9.95	$7.33
AECO (Alberta)	10.10	6.46	8.97	6.37

Depreciation and amortization	$15.2	$12.1	$29.6	$24.5
Capital expenditures	$23.1	$10.5	$34.1	$16.4

Production volume by product (tons in thousands)
Ammonia (2) (3)	813	869	1,638	1,742
Granular urea (2)	596	629	1,198	1,255
UAN (28%)	684	667	1,366	1,340

(1) Includes gas purchases and realized gains and losses on gas derivatives.

(2) Total production at Donaldsonville and Medicine Hat, including the 34% interest of Westco, our joint venture partner in Canadian Fertilizers Limited.

(3) Gross ammonia production, including amounts subsequently upgraded on-site into urea and/or UAN.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SEGMENT DATA

PHOSPHATE FERTILIZER BUSINESS

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(in millions, except as noted)
Net sales	$312.4	$177.4	$541.9	$298.9
Cost of sales	204.5	122.6	360.3	229.7
Gross margin	$107.9	$54.8	$181.6	$69.2

Gross margin percentage	34.5%	30.9%	33.5%	23.2%

Tons of product sold (in thousands)	456	510	926	971

Sales volumes by product (tons in thousands)
DAP	379	406	763	794
MAP	77	104	163	177

Domestic vs. export sales of DAP/MAP (tons in thousands)
Domestic	371	370	760	768
Export	85	140	166	203

Average selling prices (dollars per ton)
DAP	$696	$349	$594	$307
MAP	629	341	544	312

Depreciation, depletion, and amortization	$9.5	$7.6	$20.0	$14.8
Capital expenditures	$15.3	$6.9	$37.6	$19.6

Production volume by product (tons in thousands)

Hardee Phosphate Rock Mine
Phosphate rock	947	722	1,853	1,586

Plant City Phosphate Fertilizer Complex
Sulfuric Acid	619	670	1,223	1,259
Phosphoric acid as P2O5 (1)	256	258	499	483
DAP/MAP	523	516	996	962

(1) P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RECONCILIATION OF NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA:

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(in millions)
Net earnings	$288.6	$93.6	$447.4	$150.8
Interest income - net	(6.2)	(4.7)	(14.3)	(8.1)
Income tax provision	159.9	51.3	246.7	81.1
Depreciation, depletion and amortization	25.6	20.4	51.4	40.5
Less: Loan fee amortization (1)	(0.1)	(0.1)	(0.2)	(0.3)

EBITDA	$467.8	$160.5	$731.0	$264.0

(1) To adjust for amount included in both interest and amortization.

EBITDA is defined as net earnings (loss) plus interest expense (income)—net, income tax provision (benefit) and depreciation, depletion and amortization.  We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.  We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA.

Reconciliation of debt to net debt (net cash):

	June 30,	December 31,	June 30,
	2008	2007	2007
	(in millions)
Total debt	$4.8	$4.9	$4.6
Less: cash, cash equivalents and short-term investments	1,044.5	861.0	565.6
Plus: customer advances	413.4	305.8	167.7

Net debt (net cash)	$(626.3)	$(550.3)	$(393.3)

Net debt (net cash) is defined as total debt minus cash, cash equivalents and short-term investments, plus customer advances.  We include customer advances in this calculation to reflect the liability associated with our obligations to supply fertilizer in the future, which offsets cash received in the form of customer advances.  Net debt (net cash) does not include Canadian Fertilizers Limited’s distributions of earnings to its minority interest holder.  We use net debt (net cash) in the evaluation of our capital structure.

As of June 30, 2008, we held $221.1 million of investments in auction rate securities.  Due to illiquidity in the credit markets that began in the first quarter of 2008, the traditional market trading mechanisms for auction rate securities ceased and auctions for these securities failed.  These investments, for which auctions have failed, are no longer liquid investments and we will not be able to access these funds until such time as traditional market trading mechanisms resume, a buyer is found outside the auction process and/or the securities are redeemed by the issuer.  At June 30, 2008, our investments in auction rate securities are classified as noncurrent assets on our consolidated balance sheet.  These noncurrent assets are excluded from the calculation of net debt (net cash).  In 2007, these investments were classified as short-term investments.